Exhibit 99.1

For more information, please contact:
William D. Snider
Chief Financial Officer
(720) 956-6598
bsnider@uwbank.com

FOR IMMEDIATE RELEASE

UNITED WESTERN BANCORP, INC. REPORTS
2007 SECOND-QUARTER RESULTS

•	Net interest margin expanded 27 basis points on a linked quarter basis, and 74 basis points on a year-over-year basis
•	Net new community bank loan production was $64.3 million in the second quarter, and total community bank loans exceed wholesale single-family loans at June 30, 2007 for the first time
•	Second-quarter net income of $.31 per diluted share, or $2.2 million
•	Sterling Trust’s assets under custody increase to $4.2 billion and accounts number over 55,000
•	United Western Bank added a new Regional Banking President in Roaring Fork Valley
•	Board approves new 5% Stock Repurchase Plan

Denver - August 6, 2007.  United Western Bancorp, Inc. (NASDAQ: UWBK) (the “Company”), a Denver-based holding company whose principal subsidiary, United Western Bank, is a community bank focused on expansion across Colorado’s Front Range market and certain mountain communities, reported second quarter 2007 income from continuing operations of $2.2 million, or $.31 per diluted share, compared to $204,000, or $.03 per diluted share a year ago. Income from continuing operations for the first half of 2007 was $4.5 million, or $.62 per diluted share, compared to $4.1 million, or $.50 per diluted share for the first half of 2006.

Growth of community bank loans, declines in wholesale assets, and an improvement in liability mix and liability pricing all contributed to the increase in net interest margin and net interest income for the quarter and the six month period. For the second quarter of 2007, net interest margin grew 27 basis points to 3.38%, as compared to net interest margin of 3.11% for the quarter ended March 31, 2007. Net interest margin for the quarter ended June 30, 2007 was 74 basis points greater than the year earlier period, when net interest margin was 2.64%. For the first half of 2007, net interest margin was 3.25%, a 59 basis point increase over net interest margin of 2.66% for the first half of 2006.

Net interest income before provision for credit losses was $16.7 million for the quarter ended June 30, 2007, as compared to $15.9 million for the first quarter of 2007, an increase of $824,000. Net interest income for the second quarter increased $3.3 million, or 24%, from $13.4 million in the same period a year ago. For the first half of 2007, net interest income before provision for credit losses increased $5.7 million, or 21%, to $32.6 million versus the first half of 2006.

Income from continuing operations and net income for the second quarter of 2007 was $2.24 million, or $.31 per diluted share, nearly the same as the net income of $2.25 million, or $.31 per diluted share for the first quarter of 2007. The increase in net interest income before provision for credit losses of $824,000 between the linked quarters was substantially offset by a $752,000 decrease in gains on sales of loans and securities. Neither the second quarter of 2007 nor the first quarter of 2007 included any significant non-recurring items. Income from continuing operations for the second quarter of 2007 represents a ten-fold increase as compared to the quarter ended June 30, 2006, when the company reported income from continuing operations of $204,000 and net income of $307,000. Included in the year earlier quarter was a $950,000 charge related to a recourse obligation retained in connection with the disposition of a former non-core subsidiary of the Company, a larger provision for credit losses expense, and lower net interest income as discussed above.

For the six months ended June 30, 2007, income from continuing operations, which equaled net income for the period, was $4.5 million, or $.62 per diluted share compared to income from continuing operations of $4.1 million, or $.50 per diluted share for the first half of 2006. The results of the first half of 2006 included income of $2.6 million from litigation settlements and $584,000 from monetization of New Market Tax Credits, items that did not recur in the first half of 2007. The increase in net interest income and lower provision expense contributed to the improved performance for the first half of 2007.

Community bank loans increased $64.3 million in the second quarter of 2007 and are now $526.7 million. This compares to wholesale single-family loans which declined to $505.0 million at June 30, 2007. This is the first time that community bank loans have exceeded wholesale single-family loans. For the first half of 2007 community bank loans have grown $125.2 million, net of repayments and after approximately $15.4 million of sales of originated SBA loans.

The Company’s assets declined to $2.04 billion at June 30, 2007, compared to $2.16 billion at December 31, 2006. The $113 million decline in assets during the first half of 2007 is attributable to a decline in wholesale assets, which is in accordance with the Company’s planned de-leveraging strategy, which contemplates the continued run off and sales of these assets coupled with their replacement with community bank loans.

Scot T. Wetzel, President and CEO, commented: “We are pleased with the Company’s second quarter 2007 earnings of $.31 per diluted share. Our quarterly earnings reflect the continuing success of our community banking business plan, including our ability to transition the historic wholesale balance sheet and manage expenses, while still investing in our Company for future growth. The planned increase in our community bank loan portfolio is now having a significant positive effect on our net interest margin and the Company’s overall financial results. In the second quarter of 2007, we increased our community bank loans by over $64 million, and our loan origination pipeline grew to almost $550 million.

“Similarly, our total deposits including custodial escrow balances grew by $231 million in the first half of 2007. We worked diligently to reduce the Company’s overall liability costs, primarily by changing the mix of our institutional deposit base which further contributed to our expanded net interest margin for the second quarter of 2007.

“We are pleased by the net interest margin increase of 27 basis points for the second quarter of 2007, to 3.38%, and to see the yield on assets reach 6.07%. This expanded margin and increased yield are tangible proof that the Company’s business plan is working, improving earnings and creating real value for our shareholders.

“We remain on track to achieve the Company’s targeted loan and deposit growth goals for the year.

“Additionally, I am very pleased to announce that we have made another strong addition to our community banking team. Ryan Beckman has joined our senior banking team as President of the Roaring Fork Valley Region. Previously, Ryan was employed by one of Colorado’s largest privately held banking companies, where he spent his entire banking career. A native of Colorado, Ryan will oversee a joint effort with our Aspen Regional President, Cari Kuhlman, to lead our community bank expansion effort in this quickly growing mountain region.

“We now have three full service community banking locations open (Denver, Cherry Creek, and Boulder), as well as two loan production offices (Ft. Collins and Aspen). Future full service community bank locations in various stages of development or construction scheduled to open through the end of 2008 include the Denver Tech Center, Ft. Collins, and Longmont. While we have experienced some delays in our new branch construction process, we have not seen a material impact on our community bank growth goals. We are making continued progress toward our ultimate goal of cost effectively opening 5-10 locations in Colorado’s highest growth markets over time, and we are proud of the local market leadership being provided by our veteran senior banking teams.

“Lastly, I am pleased to announce that our Board of Directors has declared a regular quarterly dividend of $0.06 per common share payable on September 18, 2007 to shareholders of record on September 5, 2007. In addition the Board authorized the repurchase of an additional 5% of our outstanding common shares, which will be acquired from time to time in the market place in accordance with our policies and applicable securities laws.”

William D. Snider, Chief Financial Officer, said, “We were able to expand our net interest margin not only by the growth of community bank loans, but also through our efforts on the liability side of the balance sheet. The Company reduced its cost of interest-bearing liabilities for the third consecutive quarter by both repricing and increasing institutional deposits and decreasing wholesale borrowings. On a linked quarter basis the cost of interest-bearing liabilities declined 14 basis points to 3.14% for the second quarter, as compared to 3.28% for the first quarter of 2007.

“We continue to be very pleased with the asset quality of our community bank portfolio and the efforts of our credit administration team to reduce nonperforming assets. However, nonperforming wholesale residential mortgage portfolio assets increased in the second quarter of 2007. This increase was generally consistent with increases reported in the national marketplace. Our portfolio is well seasoned, approximately five years on average, and the level of reduction in the portfolio for the first half of the year was $102 million, which equates to a 33.5% annualized run off rate. We expect high levels of runoff to continue, but it is possible that some borrowers will be unable to refinance their loans, causing nonperforming loans from this portfolio to increase prospectively. We continue to believe our collateral coverage is adequate and will work diligently to shrink these balances.”

Michael J. McCloskey, Chief Operating Officer, commented, “Sterling Trust Company, our custodial and administrative services subsidiary, contributed positively to the overall results of the Company for the second quarter. Total assets under custody grew in the second quarter of 2007 to approximately $4.2 billion, an increase of approximately $180 million since March 31, 2007. At June 30, 2007, total accounts grew to 55,319 and deposits at United Western Bank acquired through Sterling Trust are $378 million. Revenues for the second quarter of 2007 reached $2 million, a $379,000 increase from the year earlier quarter. We continue to be pleased with the steady growth in assets under custody and accounts at Sterling.”

Financial Highlights

Net Interest Income. Net interest income before provision for credit losses totaled $16.7 million for the quarter ended June 30, 2007, compared to $13.4 million for the quarter ended June 30, 2006 and $15.9 million for the quarter ended March 31, 2007. The $3.3 million increase in net interest income before provision for credit losses was a result of the increase in community bank loans and lower cost interest-bearing liabilities. Interest income on community bank loans increased $4.6 million between the second quarter of 2007 and 2006, based on a $206 million increase in the average balance of those loans between the two periods, and on an increase in the yield on those assets of 39 basis points to 8.33% for the second quarter of 2007 versus 7.94% a year ago. Interest income from wholesale assets declined $2.9 million on a $262 million decline in the average balance of those assets for the periods due to runoff and sales. The Company reduced its interest expense by $1.6 million between the second quarter of 2007 and 2006, and the cost of interest bearing liabilities declined 15 basis points to 3.14% for the quarter ended June 30, 2007 as compared to 3.29% for the quarter ended June 30, 2006. In total, the decline was a result of both the decline in overall cost of interest bearing liabilities and a $120 million decline in the average balance of interest bearing liabilities between the periods. In total, average assets declined $76 million between the periods. As part of the increase in institutional deposits during the period, noninterest bearing deposits increased approximately $37 million to $250 million in the same period; however, the significant majority of these noninterest bearing deposits and the institutional money market balances are subject to subaccounting fees.

The $824,000 increase in net interest income before provision for credit losses between the second quarter of 2007 and first quarter of 2007 and the 27 basis point increase in net interest margin to 3.38% compared to 3.11% for the first quarter of 2007 was primarily due to continued growth of community bank loans. Average community bank loans increased $58.8 million in the linked quarter and the yield increased 12 basis points to 8.33%. Lower premium amortization on purchased SBA loans and securities also contributed as did the change in liability mix discussed previously.

Net interest income before provision for credit losses was $32.6 million for the six months ended June 30, 2007 as compared to $26.9 million for the six months ended June 30, 2006. The increase is consistent with the factors discussed above.

Provision for Credit Losses. The provision for credit losses was $567,000 for the quarter ended June 30, 2007, compared to $1,071,000 for the quarter ended June 30, 2006 and $358,000 for the quarter ended March 31, 2007. The provision expense for the second quarter of 2007 was primarily related to the amount of allowance for credit losses required for new community bank loans, which grew by $64.3 million in the period. Also impacting the provision for credit losses were continued repayments of single-family loans, and continued improvements in individual loan grades by our credit administration team, offset by an increase of $2.9 million in nonperforming single-family loans. The provision for credit losses for the second quarter of 2006 included provisions for loans that demonstrated weakening conditions, which conditions were substantially resolved in the last half of 2006. For the first six months of 2007 provision expense was $925,000 compared to $2.03 million for the first half of 2006. Provision for credit losses for 2007 is the result of community bank loan growth offset by wholesale asset runoff. The provision expense for the first half of 2006 was impacted by the Company’s reevaluation of commercial loans, which resulted in an increase in the loan loss reserve levels associated with its commercial loan portfolio, new loan production and certain individual loans.

Noninterest Income. Noninterest income was $4.7 million for the quarter ended June 30, 2007, compared to $5.4 million for the quarter ended June 30, 2006 and $5.3 million for the quarter ended March 31, 2007. The decline between the second quarter of 2007 and 2006 was due to the non-recurring revenue associated with the sale of the United Western Financial Center of $628,000 for the second quarter of 2006. Also in the second quarter of 2006, the Company received $300,000 in litigation proceeds. These declines were partially offset by continued increase in revenue from custodial and administration services. In comparing the linked quarters, the decline in revenue is principally related to lower gain on sale of loans and securities. Such gains were $81,000 for the second quarter of 2007 and $833,000 for the first quarter of 2007. Sales in the second quarter 2007 consisted of $2.9 million of originated SBA loans and $23 million of single-family loans. Sales in the first quarter included $12.5 million from the originated SBA portfolio and sales of available for sale investment securities as part of our de-leveraging strategy.

For the first half of 2007 noninterest income was $10.0 million compared to noninterest income of $14.7 million for the first half of 2006. Included in 2006 results were several items that did not recur in 2007, namely, litigation settlements of $2.6 million, a $100,000 gain on sale of MTXC Realty, a non-core subsidiary, and monetization of New Market Tax Credits of $584,000. Also, between the year-to-year periods revenues from the mortgage servicing operation declined $771,000, brokerage revenues declined $464,000 and real estate disposition services declined $168,000. Revenues at Sterling Trust increased between the periods by $667,000 due to the successful marketing efforts of Sterling’s management team.

Noninterest Expense. Noninterest expense was $17.8 million for the quarter ended June 30, 2007, compared to $17.6 million for the quarter ended June 30, 2006, and $17.8 million for the quarter ended March 31, 2007. Compensation was $6.6 million for the quarter ended June 30, 2007, $5.2 million for the quarter ended June 30, 2006 and $6.3 million for the quarter ended March 31, 2007. Between 2007 and 2006 we hired additional bankers and support personnel to execute our community banking strategy. Between the second quarter of 2007 and the first quarter of 2007, compensation increased 3.5% or $222,000 of which $210,000 was related to increased self-insurance medical costs, which fluctuate from period to period based on medical costs incurred. Subaccounting fees were $5.8 million for the second quarter of 2007 compared to $5.1 million for the second quarter of 2006 and $6.0 million for the first quarter of 2007. The increase between 2007 and 2006 was caused by an increase in both rate and volume. Average deposits subject to subaccounting fees increased $116 million from an average of $1.012 billion for the quarter ended June 30, 2006 to $1.128 billion for the quarter ended June 30, 2007. Also, the Federal Reserve overnight rate increases which stopped in June 2006 were fully effective for all of the 2007 period. Between the first and second quarters of 2007, even though the average balance of deposits subject to subaccounting fees increased $13 million; the Company actually reduced its subaccounting expense by $215,000 by renegotiation of certain subaccounting fees with institutional depositors.

Other general and administrative expense was $2.0 million for the quarter ended June 30, 2007, $2.9 million for the quarter ended June 30, 2006 and $2.4 million for the quarter ended March 31, 2007. All three periods contain lower-of-cost-or-market adjustments (“LOCOM”) to report single-family residential loans held for sale at LOCOM. In the second quarter of 2007, the Company recorded a LOCOM recovery of $253,000 compared to a recovery of $290,000 for the second quarter of 2006. The LOCOM recovery was principally the result of repayments of previously impaired loans. This compares to a LOCOM charge of $397,000 to record the single-family mortgage loans at LOCOM at March 31, 2007. For the first quarter of 2007 the decline in market value was due to an increase in interest rates demanded by whole loan investors in the mortgage marketplace. In the second quarter of 2007, FDIC insurance premiums increased to $239,000 from $40,000 and $66,000 for the year ago quarter and linked quarter, respectively, due to higher FDIC insurance premiums as a result of the increases in insurance rates associated with the implementation of the Deposit Insurance Reform Act. Operating expenses of United Western Financial Center of $216,000 and a recourse charge of $950,000 related to the sale of ABS School Services, a non-core subsidiary, were incurred in the quarter ended June 30, 2006, but there were no such expenses in the in the 2007 periods.

Noninterest expense was $35.7 million for the first six months of 2007 compared to $33.8 million for the first six months of 2006. The increase related to higher compensation associated with our business transition, higher subaccounting fees of $2.0 million due to an increase of $114 million of deposit balances subject to subaccounting fees, which were $1.122 billion for the first half of 2007, and the impact of the Federal Reserve Open Market Committee increases of the targeted Federal Funds Rate on which the deposits are priced. Other changes include decreasing amortization of mortgage servicing rights due to the smaller servicing portfolio and lower occupancy and equipment expenses due to the sale of the United Western Financial Center.

Loans. At June 30, 2007, loans net of the allowance for credit losses were $1.16 billion, which was unchanged from December 31, 2006. For those same periods, community bank loans were $527 million and $401 million, respectively. Single-family loans were $505 million and $607 million and purchased SBA loans were $140 million and $156 million respectively for those same periods.

Asset Quality. At June 30, 2007, total nonperforming loans were $12.3 million compared to $9.6 million at March 31, 2007 and $8.4 million at December 31, 2006. Nonperforming loans consist of two separate classes of assets, wholesale single-family residential mortgages and commercial loans. Nonperforming commercial loans continued to decline in absolute terms and as a percentage of the commercial portfolio. Nonperforming commercial loans totaled $2.8 million, $3.0 million, and $2.5 million at June 30, 2007, March 31, 2007, and December 31, 2006, respectively. Nonperforming commercial loans net of US Government guarantees totaled $522,000, $631,000, and $908,000 at June 30, 2007, March 31, 2007, and December 31, 2006, respectively.

Nonperforming single-family residential loans totaled $9.5 million, $6.6 million, and $5.9 million, at June 30, 2007, March 31, 2007, and December 31, 2006, respectively. This represents 1.88%, 1.16%, and 0.97%, of the single-family portfolio for those respective periods. The increase was consistent with the increase in the national market place, occurring in the Rustbelt, western states and Florida. This portfolio is on average five years seasoned, was rigorously underwritten at the time of acquisition, and on average, the FICO scores were above 700 with reasonable loan to values and debt to income ratios. We believe the risk of loss associated with this portfolio is considerably lower than losses associated with other types of lending. Nevertheless, management is working diligently to reduce these balances prospectively.

The total allowance for credit losses to total nonperforming loans is 75.2% at June 30, 2007, compared to 92.7% at March 31, 2007, and 104.3% at December 31, 2006. The allowance for credit losses allocated to commercial loans to nonperforming commercial loans was 347%, 339%, and 323%, at June 30, 2007, March 31, 2007, and December 31, 2006, respectively. The allowance for credit losses allocated to single-family residential loans to nonperforming residential loans was 23.6%, 35.4%, and 41.9%, at June 30, 2007, March 31, 2007, and December 31, 2006, respectively. The decline in the reserve to nonperforming loans figure is reflective of the increase in nonperforming loans coupled with the Company’s loss history on single-family loans which together indicate that, in management’s view, the reserve level is adequate.

At June 30, 2007, the Company owned a de minimis amount of mortgages that met the definition of subprime at the date of purchase or origination (less than ½ of one-percent of total loans.) In prior years, the Company originated subprime mortgages through its mortgage banking subsidiary, Matrix Financial Services Corporation, and United Western Bank occasionally purchased subprime mortgages. These activities ceased several years ago, and the balance represents the remainder of such activities. The Company is not now active and has no intention of becoming active in the future, in the subprime market.

At June 30, 2007 the Company’s mortgage-backed investment securities portfolio was approximately $647 million. The portfolio consists of approximately 88% AAA rated securities, 11.5% of AA rated securities and .5% of A rated CRA securities. The portfolio is comprised of approximately 14% underlying Alt-A collateral, the remaining 86% is A collateral.

Deposits. Deposits, including custodial escrow balances, increased $230.6 million or 16.6%, from December 31, 2006 to $1.62 billion at June 30, 2007, representing a combination of new institutional deposits and deposits gathered from the Company’s community banking efforts. At June 30, 2007, retail community bank deposits were $57 million. Deposits, including custodial escrow balances, were $1.37 billion at June 30, 2006.

Capital. At June 30, 2007, the Company increased its equity leverage ratio to 5.46% from 5.00% at December 31, 2006. United Western Bank’s tier-1 core capital, total risk-based and tier-1 risk-based capital ratios are approximately 7.26%, 14.38% and 13.69%, respectively, as of June 30, 2007, all of which are well in excess of regulatory requirements.

The Company paid cash dividends in the amount of $.06 per share on March 14, 2007 and June 15, 2007. On August 2, 2007, the Company’s Board of Directors declared a quarterly cash dividend of $0.06 per common share to shareholders of record on September 5, 2007. The dividend is payable September 18, 2007.

On August 2, 2007, the Company’s Board of Directors authorized the repurchase of up to 5% of the outstanding shares of the Company’s common stock. The Company currently has 77,829 shares available for repurchase under the stock repurchase plan approved in 2006. The stock repurchase plan approved on August 2, 2007, allows the Company to repurchase an additional 361,289 shares, for a total of 439,118 common shares available for repurchase. Stock repurchases are part of the Company’s capital management plan and strategy. Such repurchases will be made from time to time in accordance with the Company’s Fair Disclosure and Insider Trading policies as well as based on capital, liquidity and other factors.

Conference Call
Scot T. Wetzel, President and CEO, and William D. Snider, CFO, will host a conference call on Tuesday, August 7, 2007 at 9:00 a.m. Mountain Time to review the results of operations for the second quarter ended June 30, 2007, and other topics that may be raised during the discussion. To participate in the teleconference, please call toll-free 800-240-5318 (or 303-262-2138 for international callers) approximately 10 minutes prior to the start time. To hear a live web simulcast or to listen to the archived web cast following the completion of the call, please visit the Company’s web site at www.uwbancorp.com, click on the “Investor Relations” link and then under “News & Events” select “Calendar of Events” to access the link to the call.

About United Western Bancorp, Inc.
Denver-based United Western Bancorp, Inc. is focused on developing its community-based banking network through its subsidiary, United Western Bank, by strategically positioning branches across Colorado’s Front Range market and certain mountain communities. The area spans the eastern slope of the Rocky Mountains - from Pueblo to Fort Collins, and from metropolitan Denver to the Roaring Fork Valley. United Western Bank plans to grow its network to an estimated five to ten community bank locations over the next three to five years. For more information, please visit our web site at www.uwbancorp.com.

Forward-Looking Statements

Certain statements contained in this earnings release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include information concerning our future results, interest rates, loan and deposit growth, operations, new branch openings and business strategy. These statements often include words such as “may,” “will,” “believe,” “expect,” “anticipate,” “predict,” “intend,” “plan,” “estimate,” or “continue” or the negative thereof or other variations thereon or comparable terminology. As you consider forward-looking statements, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions that could cause actual results to differ materially from those in the forward-looking statements. These factors include but are not limited to: the timing of regulatory approvals or consents for new branches or other contemplated actions; the availability of suitable and desirable locations for additional branches, the continuing strength of our existing business, which may be affected by various factors, including but not limited to interest rate fluctuations, level of delinquencies, defaults and prepayments, general economic conditions, competition, as well as and the risks and uncertainties discussed in the Company's annual report on Form 10-K for the year ended December 31, 2006, and the uncertainties set forth from time to time in the Company’s other periodic reports, filings and public statements. You should keep in mind that any forward-looking statements made speak only as of the date on which they were made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We do not intend to, update or revise any forward-looking statements after the date on which they are made. In light of all of the foregoing risks and uncertainties, you should keep in mind that any forward-looking statement made in this release may not reflect actual results.

FINANCIAL TABLES FOLLOW

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share information)
(Unaudited)

	June 30,	December 31,
	2007	2006

ASSETS
Cash and due from banks	$12,372	$12,840
Interest-earning deposits and federal funds sold	17,008	10,914
Investment securities - available for sale	98,453	142,146
Investment securities - held to maturity	621,885	696,833
Loans held for sale, net	371,360	444,120
Loans held for investment, net	791,049	711,601
FHLBank stock, at cost	38,869	42,764
Mortgage servicing rights, net	13,458	15,399
Accrued interest receivable	10,617	11,385
Other receivables	13,591	17,123
Premises and equipment, net	11,216	8,591
Bank owned life insurance	23,804	23,342
Other assets, net	11,703	11,711
Deferred income taxes and income tax receivable	4,608	2,376
Foreclosed real estate	3,470	5,403

Total assets	$2,043,463	$2,156,548

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$1,555,463	$1,345,681
Custodial escrow balances	60,797	40,017
FHLBank borrowings	143,581	519,431
Borrowed money	86,299	60,000
Junior subordinated debentures owed to unconsolidated subsidiary trusts	51,061	56,216
Income tax payable	-	116
Other liabilities	34,624	27,334

Total liabilities	1,931,825	2,048,795

Shareholders’ equity:
Common stock, $0.0001 par value	1	1
Additional paid-in capital	24,097	23,616
Retained earnings	87,591	83,970
Accumulated other comprehensive (loss) income	(51)	166

Total shareholders’ equity	111,638	107,753

Total liabilities and shareholders’ equity	$2,043,463	$2,156,548

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share information)
(Unaudited)

	Quarter Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2007	2006	2007	2007	2006
Interest and dividend income:
Single-family loans	$7,051	$8,707	$7,761	$14,812	$18,293
Other loans	12,367	9,387	10,943	23,310	17,365
Investment securities	9,860	9,501	10,742	20,602	17,830
Interest-earning deposits	817	825	771	1,588	1,584
Total interest and dividend income	30,095	28,420	30,217	60,312	55,072

Interest expense:
Deposits	8,767	5,867	6,628	15,396	10,068
FHLBank advances	2,257	7,468	5,484	7,741	14,897
Borrowed money and junior subordinated debentures	2,350	1,636	2,208	4,557	3,190
Total interest expense	13,374	14,971	14,320	27,694	28,155

Net interest income before provision for credit losses	16,721	13,449	15,897	32,618	26,917
Provision for credit losses	567	1,071	358	925	2,028
Net interest income after provision for credit losses	16,154	12,378	15,539	31,693	24,889

Noninterest income:
Loan administration	1,770	1,967	1,697	3,468	4,239
Custodial and administration services	2,033	1,654	1,993	4,025	3,358
Gain on sale of loans and securities	81	140	833	914	391
Gain on sale of assets	-	-	-	-	100
Litigation settlements	-	300	-	-	2,550
Other	805	1,312	820	1,624	4,013
Total noninterest income	4,689	5,373	5,343	10,031	14,651

Noninterest expense:
Compensation and benefits	6,562	5,210	6,340	12,902	10,889
Amortization of mortgage servicing rights	1,004	1,549	978	1,982	3,066
Recovery of mortgage servicing rights impairment	-	-	-	-	(276)
Occupancy and equipment	728	1,161	649	1,378	2,121
Postage and communication	326	263	303	629	550
Professional fees	682	592	506	1,188	1,135
Mortgage servicing rights subservicing fees	511	639	520	1,031	1,320
Data processing	214	217	187	401	439
Subaccounting fees	5,770	5,130	5,985	11,754	9,768
Other general and administrative	2,030	2,888	2,366	4,395	4,833
Total noninterest expense	17,827	17,649	17,834	35,660	33,845

Income from continuing operations before income taxes	3,016	102	3,048	6,064	5,695
Income tax provision (benefit)	774	(102)	795	1,569	1,614
Income from continuing operations	2,242	204	2,253	4,495	4,081

Discontinued operations:
Income from discontinued operations, net of income tax provision	-	103	-	-	1,743

Net income	$2,242	$307	$2,253	$4,495	$5,824
Continued

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - continued
(Dollars in thousands, except share information)
(Unaudited)

	Quarter Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2007	2006	2007	2007	2006

Income from continuing operations per share - basic	$0.31	$0.03	$0.31	$0.62	$0.51
Income from continuing operations per share - assuming dilution	0.31	0.03	0.31	0.62	0.50

Income from discontinued operationsper share - basic and assuming dilution	-	0.01	-	-	0.21

Net income per share - basic	$0.31	$0.04	$0.31	$0.62	$0.72

Net income per share - assuming dilution	$0.31	$0.04	$0.31	$0.62	$0.71

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share information)
(Unaudited)

	Quarter Ended			Six Months Ended
	June 30,	June 30,	Mar 31,	June 30,	June 30
	2007	2006	2007	2007	2006

Weighted average shares - basic	7,256,622	7,556,573	7,256,573	7,256,598	8,065,159
Weighted average shares - assuming dilution	7,298,183	7,639,560	7,256,791	7,296,998	8,132,599
Number of shares outstanding at end of period	7,303,608	7,556,573	7,256,573	7,303,608	7,556,573
Average Balances
Residential mortgage loans	$533,285	$749,731	$588,239	$557,931	$793,921
Other mortgage backed securities	671,468	633,063	735,706	703,510	572,200
Purchased SBA loans and securities	220,372	304,046	235,568	227,928	311,804
Commercial and CRE loans	401,981	192,300	335,769	372,275	184,351
Originated SBA loans	94,965	98,754	102,425	98,674	97,975
Interest-earning assets	1,983,996	2,039,458	2,052,384	2,018,638	2,020,773
Interest-bearing deposits	1,367,484	1,121,661	1,189,858	1,279,162	1,067,157
FHLB borrowings	193,663	627,340	441,670	316,981	661,486
Borrowed money	66,103	73,887	66,216	66,159	74,074
Repurchase agreements	75,415	-	60,868	68,182	-
Interest-bearing liabilities	1,702,665	1,822,888	1,758,612	1,730,484	1,802,717
Shareholders' equity	113,420	106,768	111,218	112,586	111,696

Operating Ratios & Other Selected Data (1)
Yield on assets	6.07%	5.57%	5.92%	6.00%	5.45%
Cost of liabilities	3.14%	3.29%	3.28%	3.21%	3.12%
Net interest margin (2)	3.38%	2.64%	3.11%	3.25%	2.66%
Return of average equity	7.91%	0.76%	8.10%	7.99%	7.31%
Operating efficiency ratios (3)	78.58%	85.54%	79.36%	78.97%	74.71%
Book value per share (end of period)	$15.29	$14.19	$15.13	$15.29	$14.19

Asset Quality Information (1)
Allowance for credit losses	$9,217	$9,217	$8,895	$9,217	$9,217
Allowance for credit losses to total loans	0.79%	0.78%	0.75%	0.79%	0.78%
Charge-offs	$247	$2,765	$266	$513	$3,085
Recoveries	2	43	41	43	277
Residential mortgage nonaccrual loans	9,498	7,355	6,606	9,498	7,355
Commercial nonaccrual loans	2,755	11,787	2,989	2,755	11,787
Commercial guaranteed nonaccrual loans	2,233	3,716	2,359	2,233	3,716
Total nonaccrual assets and REO	15,723	22,958	13,119	15,723	22,958
Total residential mortgage loans allowance to nonaccrual residential mortgage loans	23.60%	36.37%	35.42%	23.60%	36.37%
Ratio of allowance for credit losses to total nonaccrual loans (less guaranteed portion)	91.99%	59.75%	122.93%	91.99%	59.75%
Ratio of allowance for credit losses to total nonaccrual loans	75.22%	48.15%	92.70%	75.22%	48.15%
Total nonaccrual residential mortgage loans to total residential mortgage loans	1.88%	1.04%	1.16%	1.88%	1.04%
Total nonaccrual commercial loans to total commercial loans	0.42%	2.49%	0.49%	0.42%	2.49%
Total nonaccrual assets and REO to total assets	0.77%	1.06%	0.62%	0.77%	1.06%
(1) Calculations are based on average daily balances where available and monthly averages otherwise, as applicable.
(2) Net interest margin has been calculated by dividing net interest income before credit losses by average interest earning assets.
(3) The operating efficiency ratios have been calculated by dividing noninterest expense, excluding amortization of mortgage servicing rights, by operating income. Operating income is equal to net interest income before provision for credit losses plus noninterest income.